Exhibit 10.59

AWARD LETTER	Page 1 of 3

UBA

GP&VM/UBA/2013/VAL0000089

Date: 25/7/2013

The Managing Director,

CENTRIC GATEWAY LIMITED

15 OLUSESAN ADETULA SURULERE LAGOS

Dear Sir,

RE: AWARD OF CONTRACT TO IMPLEMENT THE SOCIAL BANKING SOLUTION SOFTWARE FOR UBA PLC

Your proposal in respect of the above captioned and the subsequent negotiation meeting with you refer. We are pleased to inform you that our Management has approved the award of contract to implement the Social Banking Solution Software For UBA Plc, to your Company subject to the following terms and conditions:

Contract Sum	The contract is awarded for the sum of N5,640,210.00 (five million, six hundred and forty thousand, two hundred and ten Noire) only VAT exclusive.

Contract Duration	The contract shall be accomplished within 10 (ten) weeks, with effect from the date of receipt of this letter of award.

Scope of Works	The scope of works includes but not limited to the following:

•	Supply, Installation, Configuration, Development, Testing and Roll Out of All Core modules of Pay & Go Switch Platform in UBA Infrastructure
•	Supply, Installation, Configuration, Development, Testing and Roll Out of Mobile App of the Pay & Go Switch Platform in UBA Infrastructure
•	Customization and White Labeling of the Pay & Go system for UBA Plc
•	The execution of the Pilot Phase of the Pay & Go System for a Two Week Period Before Go Live
•	Development, testing and deployment of The Face book and Microsoft Outlook Extensions of the Pay & Go System
•	Integration of the Pay & Go platform with 3rd Party Interbank, Bill Payment, Airtime Topup, and Aggregation Platforms
•	It also includes the scopes as detailed in your proposal and as agreed by both parties.

Terms of Payment	You shall receive 40% of the total contract sum in advance as mobilisation fee for the execution of the project up to the Pilot Phase subject to the production of an Advance Payment Bond/Guarantee (APB/G) covering the amount being mobilized. Your Company must liaise with UBA Insurance Brokers (12th floor UBA House; Josephine Ayuba 08027060993) to facilitate the issuance of the APB from any of the approved Insurance Companies.

•	You may also procure the Advance Payment Guarantee from the approved Banks attached herein using the attached APG format.
•	You shall subsequently be paid the balance 60% upon satisfactory delivery of the Pay & Go Platform.

AWARD LETTER	Page 2 of 3

•	All payments shall also be subject to the production of your invoice and confirmation to effect payment into your account by the Divisional Head, Electronic Banking, UBA Plc.
•	All payments shall be credited to your Company's current account with the Bank. Payments to your backward suppliers must also be through your Company's current account with the Bank.
•	Please note that Income derived from this platform shall be shared by both parties in the ratio of 80% to UBA and 20% to Centric Gateway after deployment.
•	Your Company shall be paid the sum of $7,000 for any additional social media module requested by the Bank.

Variations/Fluctuation	The Bank shall not entertain any variation nor fluctuation claims as these have been taken into consideration in determining the contract sum

Liability	You shall be liable for any expenses, loss, claims, or proceedings arising out of or in the course of carrying out this services, in respect of any injuries or damages whatsoever to any property, real or personal, in so far as such injury or damage is due to negligence, omission, commission or default of your company. You shall also guarantee the works against defects in materials and workmanship for a period of one (1) year; effective from the date of completion of the project. Any such defects arising from poor quality materials and or workmanship within the aforementioned period shall be replaced at your own expense.

Confidentiality	Your Company undertakes:

•	To treat as strictly confidential all Confidential Information;
•	Not to use Confidential Information for any purpose other than the performance of its obligations under this engagement;
•	Not to disclose Confidential Information to any person whomsoever, other than its staff and then only on a need-to-know basis;
•	To procure that its staff are made aware of the confidential nature of the Confidential Information prior to revealing any Confidential Information to any of its Staff;
•	To procure that its staff observe and comply with their obligations in respect of Confidential Information, whether or not they are still part of its workforce or not;
•	To use the same standard of care (which may not be less than a reasonable standard of care) in protecting the Confidential Information, as it uses to protect its own Confidential Information; and
•	To return to the Bank at any time upon request or upon termination or expiration of this contract, unless the Bank otherwise agrees in writing, all copies and partial copies of all Confidential Information (whether in paper of electronic format) which your Company may have obtained from the Bank as well as all notes (whether in paper or electronic format) which your Company may have prepared or may obtain as a result of the Confidential Information being made available to your Company.
•	This paragraph shall survive termination of this Letter of Award.

Liquidated Damages	Failure to comply with all the terms and conditions in this Letter of Award within the specified duration as stated in paragraph (b) will attract liquidated and ascertained damages of the deduction of 1% per day from the contract sum in so far as the reasons for such delays are attributable to your company

Warranty	•	Your Company warrants that it is capable of carrying out its obligations under this contract with all due skill and care;
	•	That it shall perform its obligations under this agreement in a professional manner; and
	•	It shall comply with all the terms and conditions as stated in contract.

AWARD LETTER	Page 3 of 3

Termination	The Bank shall terminate this contract;

a) If your Company shall make default in any of the following respects namely:

•	If your Company commits a material breach of any of the terms of this contract, which has not been remedied within 5(five) business days of the Bank's notifying your Company that a breach has occurred;

•	If in the Bank's reasonable opinion, the services rendered by your Company are unsatisfactory and your Company fail to remedy the defects within 5 (five) business days of the receipt of the notice and;

•	If your Company enters into a composition with its creditors, is declared bankrupt, goes into liquidation or a Receiver/Manager is appointed in respect of the Company.

b) In the event of the termination of this contract, your Company agrees to refund to the Bank any unearned fees already paid by the Bank for services not rendered by your Company and paid for by the Bank, and your Company shall also have the right to recover any amount owed to it by the Bank for services rendered in respect of which the Bank has not paid within the specified time

If the above terms and conditions are acceptable to your Company, kindly endorse the attached copy and return to 'The Head, Group Procurement and Vendor Management Division, USA House, 57, Marina, Lagos" upon receipt of this letter.

Your faithfully,

Per pro: UNITED BANK FOR AFRICA PLC

Abimbola Awolumate	Kennedy Uzoka
GH, Procurement & Vendor Management	Deputy Managing Directo

Above terms and conditions are acceptable by me/us:

Signature: ………………………………………

Name: ………………………………………

Designation: ………………

Date: ____________________